                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                         FIRSTCITY FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)      Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------

         5)      Total Fee Paid:
                                 ----------------------------------------------

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:
                                        ---------------------------------------
         2)      Form Schedule or Registration Statement No.:
                                                             ------------------
         3)      Filing Party:
                              -------------------------------------------------
         4)      Date Filed:
                            ---------------------------------------------------

                                [FIRSTCITY LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 17, 2002



TO THE STOCKHOLDERS OF FIRSTCITY FINANCIAL CORPORATION:

         NOTICE IS HEREBY GIVEN THAT the 2002 Annual Meeting of Stockholders (the "Meeting") of FirstCity Financial Corporation, a Delaware corporation (the "Company"), will be held at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Tuesday, December 17, 2002, at 9:00 a.m., local time, for the following purposes:

     1. To elect 7 directors, each to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To ratify the Board of Directors' appointment of independent public accountants for the Company and its subsidiaries for fiscal year 2002; and

     3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only holders of record of the Company's Common Stock outstanding as of the close of business on November 4, 2002, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A proxy card is enclosed in the pocket on the front of the envelope in which these materials were mailed to you. Please complete, sign and date the proxy card and return it promptly in the enclosed postage-paid return envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. The list of stockholders of the Company may be examined at the offices of the Company located at 6400 Imperial Drive, Waco, Texas 76712.

     A copy of the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, is enclosed.

                                          By Order of the Board of Directors,

                                          /s/ Richard J. Vander Woude

Waco, Texas                               Richard J. Vander Woude
November 19, 2002                         Secretary


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                [FIRSTCITY LOGO]

                                 PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement is furnished to stockholders of FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Tuesday, December 17, 2002, at 9:00 a.m., local time (the "Annual Meeting"), and at any adjournments thereof. The Proxy Statement and the form of proxy are first being mailed or given to the Company's stockholders on or about November 19, 2002. The Company's principal executive offices are located at 6400 Imperial Drive, Waco, Texas 76712, and its telephone number is (254) 751-1750.

PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the holders of shares of common stock, par value $.01 per share ("Common Stock"), of the Company will be asked

         (1) to elect seven directors to serve on the Board of Directors of the Company, such directors to serve until the next annual meeting of stockholders and until their successors shall have been elected and qualified, and

         (2) to ratify the Board of Directors' appointment of KPMG LLP ("KPMG") as independent certified public accountants for the Company and its subsidiaries for fiscal year 2002.

RECORD DATE; NUMBER OF SHARES OUTSTANDING

         Only holders of record of Common Stock outstanding as of the close of business on November 4, 2002 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. As of the close of business on the Record Date, 8,376,500 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of Common Stock are based on 8,376,500 shares outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted on.

REQUIRED VOTES

         The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors (and therefore abstentions and broker non-votes will have no legal effect on such election). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary to ratify the appointment of KPMG as independent certified public accountants (and therefore abstentions will have the effect of a negative vote on such proposals and broker non-votes will have no legal effect on the vote). An automated system administered by the Company's transfer agent will tabulate the votes cast by proxy prior to the meeting.

         All shares of Common Stock represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED ON PROPERLY EXECUTED AND UNREVOKED PROXIES, THE SHARES WILL BE VOTED

         o "FOR" THE ELECTION OF THE SEVEN NOMINEES NAMED IN THIS PROXY AS DIRECTORS, AND

         o "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2002.

The Company does not know of any matters, other than those described above, which will come before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, the persons named in the proxies and acting under these proxies will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXY

         A record holder of Common Stock who executes and returns a proxy has the power to revoke it at any time before it is voted. A holder who wishes to revoke a proxy can do so:

         o by executing a later dated proxy relating to the same shares and by delivering it to the Secretary of the Company prior to the vote at the Annual Meeting,

         o by giving written notice of the revocation to the Secretary of the Company prior to the vote at the Annual Meeting, or

         o by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates.

All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: FirstCity Financial Corporation, 6400 Imperial Drive, P.O. Box 8216, Waco, Texas 76714-8216,
Attention: Secretary, telephone (254) 751-1750.

SHAREHOLDER VOTING AGREEMENT

         James R. Hawkins, Chairman of the Board of the Company, James T. Sartain, President and Chief Executive Officer of the Company, and ATARA I, LTD., a Texas limited partnership ("ATARA"), are parties to a Shareholder Voting Agreement (the "Shareholder Voting Agreement"), dated as of June 29, 1995, with Cargill Financial Services Corporation, a Delaware corporation ("Cargill"). The sole general partner of ATARA is ATARA Corp., a Texas corporation, the Chairman of the Board and President of which is Rick R. Hagelstein (a former executive officer of the Company).

         Under the terms of the Shareholder Voting Agreement, Messrs. Hawkins and Sartain, and ATARA, are required to vote their shares of Common Stock to elect one designee of Cargill as a director of the Company, and Cargill is required to vote its shares of Common Stock to elect one or more of the designees of Messrs. Hawkins and Sartain, and ATARA, as directors of the Company. With respect to the Board nominees for director named below under the caption "Proposal I - Election of Directors,"

         (1) Messrs. Hawkins and Sartain, and ATARA, will vote their shares of Common Stock for the election of such nominees as directors, including nominee Jeffery Leu, Cargill's designee under the Shareholder Voting Agreement, and

         (2) Cargill will vote its shares of Common Stock for the election of such nominees as directors, which nominees are the designees of Messrs. Hawkins and Sartain, and ATARA, under the Shareholder Voting Agreement.

Information pertaining to the number of shares of Common Stock owned on November 4, 2002, by each of Messrs. Hawkins and Sartain, and ATARA and Cargill, is set forth under the caption "Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION COSTS

         The Company will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of the Company, who will receive no additional compensation for doing so. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of Common Stock held by them as stockholders of record.

AMENDED ANNUAL REPORT ON FORM 10-K/A

         The Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 2001 and 2000, and the Company's audited consolidated statements of operations, statements of shareholders' equity and statements of cash flows for the years ended December 31, 2001, 2000 and 1999, respectively, has been mailed to stockholders of record as of the Record Date.

                             ANNUAL MEETING MATTERS

         Directors of the Company are elected each year to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company's Bylaws provide for a minimum of one and a maximum of twelve directors. Effective June 30, 2002, David MacLennan resigned as a director of the Company. Mr. MacLennan recently rejoined Cargill Financial Services Corporation in its office in Geneva, Switzerland and, due to geographic considerations, he felt that he could no longer adequately fulfill his duties as a director. Prior to Mr. MacLennan's resignation, there were eight directors of the Company. The Board of Directors has not nominated a replacement for Mr. MacLennan, and the number of director positions has been reduced to seven.

         The Certificate of Designations of the Company's New Preferred Stock, $0.01 par value ("New Preferred Stock"), provides that if dividends payable on the New Preferred Stock have been in arrears and unpaid for six quarterly periods, then the holders of New Preferred Stock shall have the right, voting as a single class, to elect two additional directors of the Company. To exercise this right, holders of the New Preferred Stock must follow certain prescribed actions specified in the Certificate of Designations of the New Preferred Stock, including requesting a special meeting of the holders of the New Preferred Stock. Since the Company has failed to pay quarterly dividends for six consecutive quarters on the New Preferred Stock upon failure to pay the dividend for the fourth quarter of 2000, the holders of the New Preferred Stock are entitled to exercise their right to elect two additional directors to the Company's Board until cumulative dividends have been paid in full, upon following the procedures described in the Certificate of Designations of the New Preferred Stock.

         Seven persons have been nominated by the Board to stand for election at the Annual Meeting, and each is currently a director of the Company. The Board of Directors recommends that such seven nominees, each of which is named below, be elected to serve as directors.

         Under the Company's Bylaws, nominations of persons for election to the Board of Directors also may be made at the Annual Meeting by any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting who complies with the notice procedures described in this paragraph. Any such nomination must be made pursuant to notice in writing to the Secretary of the Company, and must be delivered to or mailed and received at the principal executive offices of the Company no later than the tenth (10th) day following the date that the notice of the meeting is mailed or public announcement was made. Any such notice must set forth

         (1) as to each person whom such stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation thereto (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and

         (2)      as to the stockholder giving such notice,

                  o the name and address, as they appear on the Company's books, of such stockholder, and

                  o the class or series and number of shares of stock of the Company that are held of record, beneficially owned, and represented by proxy on the date of such stockholder nomination and on the Record Date by such stockholder on such dates.

                       PROPOSAL I - ELECTION OF DIRECTORS

         It is intended that the proxies received from holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of the Board nominees named below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the discretionary authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

         James R. Hawkins, Chairman of the Board of the Company, James T. Sartain, President and Chief Executive Officer of the Company, and ATARA, are parties to a Shareholder Voting Agreement with Cargill regarding the voting of their shares of Common Stock in connection with the election of directors. See "Introduction - Shareholder Voting Agreement."

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

         The following table sets forth certain information concerning the nominees for election to the Board of Directors of the Company.

  Name                           Age     Position
  ----                           ---     --------
  James R. Hawkins               66      Chairman of the Board

  C. Ivan Wilson                 75      Vice Chairman of the Board

  James T. Sartain               54      President, Chief Executive Officer and Director

  Richard E. Bean                58      Director

  Dane Fulmer                    52      Director

  Robert E. Garrison II          60      Director

  Jeffery D. Leu                 45      Director


         Further information concerning the Board nominees for election as directors at the Annual Meeting, including their business experience during the past five years, appears below.

         James R. Hawkins has been Chairman of the Board since the consummation of the merger of J-Hawk Corporation ("J-Hawk") and First City Bancorporation of Texas, Inc. (the "Merger"), and was Chairman of the Board and Chief Executive Officer of J-Hawk from 1976 until the Merger. Mr. Hawkins was also formerly Chief Executive Officer of FirstCity through January 2001.

         C. Ivan Wilson has been Vice Chairman of the Board of FirstCity since the Merger. From February 1998 to June 1998, Mr. Wilson was Chairman, President and Chief Executive Officer of Mercantile Bank, N.A., Corpus Christi, Texas, a national banking organization. Mr. Wilson was Chairman of the Board and Chief Executive Officer of FCBOT from 1991 to the Merger. Prior to 1991, Mr. Wilson was the Chief Executive Officer of FirstCity, Texas -- Corpus Christi, one of FCBOT's banking subsidiaries.

         James T. Sartain has been President since the Merger and Chief Executive Officer since January 2001 and has served as a Director of FirstCity since the Merger. Prior to January 2001, Mr. Sartain was President and Chief Operating Officer. From 1988 to the Merger, Mr. Sartain was President and Chief Operating Officer of J-Hawk.

         Richard E. Bean has been a Director of FirstCity since the Merger and has been Executive Vice President and Chief Financial Officer of Pearce Industries, Inc. since 1976, which markets a variety of oil field equipment and machinery. Mr. Bean has also been a member of the Portfolio Committee of the FirstCity Liquidating Trust since the Merger. Prior to the Merger, Mr. Bean was Chairman of the FCBOT's Official Committee of Equity Security Holders.

         Dane Fulmer has been a Director of FirstCity since May 1999. Mr. Fulmer serves as Executive Vice President and director of risk management of John Taylor Financial Group, a broker/dealer and investment advisory firm that Mr. Fulmer co-founded in 1995. From July 1991 until August 1996, Mr. Fulmer served as Executive Vice President of Merchants Investment Center of Fort Smith, and as portfolio manager for Merchants National, the parent company.

         Robert E. Garrison II has been a Director of FirstCity since May 1999. Mr. Garrison is the President, Chief Executive Officer and director of Sanders Morris Harris Group, a publicly owned financial services firm. Previously, Mr. Garrison served as Executive Vice President and director of Harris Webb & Garrison and also served as Chairman, Chief Executive Officer, and director of Pinnacle Management & Trust Co. Mr. Garrison co-founded both of these companies in 1994. Both Harris Webb & Garrison and Pinnacle Management & Trust Co. are subsidiaries of Sanders Morris Harris Group. In addition, Mr. Garrison serves as Chairman of the Board of BioCyte Therapeutics, a cancer diagnostic and therapeutic company focused on breast, ovarian, and prostate cancer. Mr. Garrison serves as a director of TeraForce Technology Corporation, Inc., a public defense electronics company, Somerset House Publishing, First Capital Bank, and is a member of the Finance Committee of Memorial Hermann Hospital System. He has over 36 years of experience in the securities industry. Mr. Garrison is a Chartered Financial Analyst.

         Jeffery D. Leu has been a Director of FirstCity since December 2000. Mr. Leu is President of the Value Investment Group of Cargill, a wholly owned subsidiary of Cargill Incorporated, which is regarded as one of the world's largest privately-held corporations. Mr. Leu joined Cargill in 1981 and has held various management positions in Cargill's financial businesses.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

         Directors will be elected by a plurality of the votes of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors (and therefore abstentions and non-votes will have no legal effect on such election).

EXECUTIVE OFFICERS

         The executive officers of the Company, who are elected by the Board of Directors of the Company and serve at its discretion, are as follows:

     Name                                       Age     Position
     ----                                       ---     --------
     James R. Hawkins                           66      Chairman of the Board

     James T. Sartain                           54      President and Chief Executive Officer

     J. Bryan Baker                             41      Senior Vice President and Chief Financial Officer

     Terry R. DeWitt                            45      Senior Vice President and Co-President of FirstCity Commercial

     G. Stephen Fillip                          51      Senior Vice President and Co-President of FirstCity Commercial

     Joe S. Greak                               53      Senior Vice President, Tax Director

     James C. Holmes                            45      Senior Vice President and Executive Vice President of FirstCity
                                                        Commercial

     Jim W. Moore                               52      President of FirstCity Consumer Lending

     Richard J. Vander Woude                    48      Senior Vice President, General Counsel and Secretary


         The business experience of Messrs. Hawkins and Sartain is set forth under "Proposal I - Election of Directors."

         J. Bryan Baker has been Senior Vice President and Chief Financial Officer since June 2000. Previously, Mr. Baker served as Vice President and Treasurer from August 1999 to June 2000, as Vice President and Controller of FirstCity from November 1996 to August 1999, and as Vice President and Assistant Controller from 1995 to November 1996. From 1990 to 1995, Mr. Baker was with Jaynes, Reitmeier, Boyd & Therrell, P.C., an independent public accounting firm, involved in both auditing and consulting. From 1988 to 1990, Mr. Baker was Controller of Heights Bancshares in Harker Heights, Texas.

         Terry R. DeWitt has been Senior Vice President responsible for Due Diligence and Investment Evaluation of FirstCity since the Merger and has served as Co-President of FirstCity Commercial ("FirstCity Commercial") since October 1999. Mr. DeWitt served as Senior Vice President responsible for Due Diligence and Investment Evaluation of J-Hawk from 1992 to the Merger. From 1991 to 1992, Mr. DeWitt was Senior Vice President of the First National Bank of Central Texas, a national banking association, and from 1989 to 1991, he was President of the First National Bank of Goldthwaite, a national banking association.

         G. Stephen Fillip has been Senior Vice President since the Merger. Mr. Fillip has served as President of FirstCity

Servicing Corporation since October 1999 and has served as Co-President of FirstCity Commercial since October 1999. Mr. Fillip was Senior Vice President of J-Hawk from 1991 to the Merger. From 1989 to 1991, Mr. Fillip was Executive Vice President and Chief Credit Officer of BancOne, Texas, N.A. (Waco), a national banking association.

         Joe S. Greak has been Senior Vice President, and Tax Director of the Company since the Merger. Mr. Greak was the Tax Manager of FCBOT since 1993. From 1992 to 1993, Mr. Greak was the Tax Manager of New First City - Houston, N.A. Prior thereto, he was Senior Vice President and Tax Director of First City, Texas -- Houston, N.A.

         James C. Holmes has been Senior Vice President since the Merger. Mr. Holmes has served as Executive Vice President of FirstCity Commercial since October 1999. From the Merger to August 1999 Mr. Holmes served as Senior Vice President and Treasurer of the Company and held the same positions with J-Hawk from 1994 to the Merger. From 1988 to 1991, Mr. Holmes was a Vice President of MBank, Waco, a national banking association.

         Jim W. Moore has been a senior officer of FirstCity or its predecessor since November 1992. Currently, Mr. Moore is President of FirstCity Consumer Lending Corporation, which owns a 31% direct and indirect interest in Drive Financial Services, LP, where he has served as Executive Vice President and a member of the Board of Managers since August 2000.

         Richard J. Vander Woude has been General Counsel and Senior Vice President of FirstCity since January 1998 and has served as Secretary since June 2000. Prior thereto, Mr. Vander Woude was a director and shareholder in the law firm of Vander Woude & Istre, P.C., Waco, Texas from 1992 through 1997. From 1978 to 1992, Mr. Vander Woude was a director and shareholder of Sheehy, Lovelace & Mayfield, P.C., Waco, Texas.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding Common Stock owned on November 4, 2002 (the "Measurement Date"), by (1) each person who is known by FirstCity to be the beneficial owner of more than five percent of Common Stock as of such date, (2) each of FirstCity's directors, (3) each of the Chief Executive Officer during 2001 and the Company's other four most highly compensated executive officers during 2001 serving as such at the end of 2001(collectively, the "Named Executive Officers")and (4) all directors and executive officers of FirstCity as a group. Except as otherwise indicated, all shares of Common Stock shown in the table are held with sole voting and investment power.

                                                                                 SHARES             PERCENT
                                                                              BENEFICIALLY             OF
                    NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      OWNED               CLASS
                    ---------------------------------------                   ------------          -------
        James R. Hawkins...............................................       1,138,754 (2)(11)       13.2%
        James T. Sartain...............................................          27,097 (3)(11)        4.9%
        Ed Smith.......................................................         539,451 (4)            6.4%
             1021 Main Street, #1000
             Houston, Texas 77002
        Lindsey Capital................................................         419,969 (4)            5.0%
             1021 Main Street, #1000
             Houston, Texas 77002
        Richard E. Bean................................................          90,133 (5)            1.1%
        Dane Fulmer....................................................          29,850 (6)            *
        Robert E. Garrison II..........................................          55,550 (6)            *
        Jeffery Leu....................................................           1,250 (7)            *
        David W. MacLennan.............................................           4,500 (5)(12)        *
        C. Ivan Wilson.................................................           7,164 (5)            *
        Terry R. DeWitt................................................          45,082 (8)            *
        G. Stephen Fillip..............................................          76,587 (8)            *
        Jim W. Moore...................................................          35,957 (9)            *
        Richard J. Vander Woude........................................          24,185 (10)           *
        All directors and executive officers as a group (15 persons)...       2,029,094               23.5%

----------

 *    Less than 1%.

(1) The business mailing address of each of such persons (except as otherwise indicated) is P.O. Box 8216, Waco, Texas 76714-8216.

(2) Includes 250,994 shares of Common Stock held of record by J-Hawk, Ltd., the sole general partner of which is Combined Funding, Inc. Mr. Hawkins may be deemed to beneficially own such shares of Common Stock as a result of his ownership of over 50% of the common stock of Combined Funding, Inc.

(3) Includes 24,800 and 37,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan.

(4) 419,969 of such shares of Common Stock are held of record by Lindsey Capital Corporation. Mr. Smith beneficially owns such shares of Common Stock as a result of his ownership of 100% of the common stock of Lindsey Capital Corporation.

(5) Includes 4,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

(6) Includes 2,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

(7) Includes 1,250 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan. Mr. Leu is an officer of certain affiliates of Cargill, which, as of the Measurement Date was the record owner of 221,683 shares of Common Stock. Mr. Leu disclaims beneficial ownership of such shares. Cargill is party to the Shareholder Voting Agreement with Messrs. Hawkins and Sartain, and ATARA, regarding Common Stock.

(8) Includes 11,500 and 18,700 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan, respectively.

(9) Includes 10,200 and 19,600 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan, respectively.

(10) Includes 18,750 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

(11) Messrs. Hawkins and Sartain and ATARA, the sole general partner of which is ATARA Corp., are parties to a Shareholder Voting Agreement with Cargill regarding Common Stock, pursuant to which ATARA and Messrs. Hawkins and Sartain are required to vote their shares of Common Stock to elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of Common Stock to elect one or more designees of ATARA and Messrs. Hawkins and Sartain as directors of FirstCity. Each of Messrs. Hawkins and Sartain and ATARA disclaims beneficial ownership of the shares of Common Stock owned by Cargill.

(12) Mr. MacLennan resigned as a Director of FirstCity effective June 30, 2002, and the information contained herein with respect to Mr. MacLennan is as of June 30, 2002.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of Common Stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers and 10 percent stockholders during the last fiscal year.

BOARD OF DIRECTORS AND COMMITTEES

         During 2001, the Board of Directors held seven meetings. Each of the directors attended more than 75% of such meetings.

         The Company's Board of Directors has the following five standing committees: an Executive Committee; an Audit Committee; a Compensation Committee; an Investment Committee; and a Nominating Committee. Members of these committees generally are elected annually at the regular meeting of the Board of Directors immediately following the annual meeting of stockholders. Further information concerning the Board's standing committees appears below.

         Executive Committee. The Executive Committee presently consists of Messrs. Hawkins (Chairman) and Sartain. Subject to certain limitations specified by the Company's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. During 2001, the Executive Committee held no actual meetings but took numerous actions by unanimous written consent.

         Audit Committee. The Audit Committee presently consists of Messrs. Bean (Chairman), Garrison and Wilson, each of whom is an outside director. The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing

         o the financial information to be provided to the stockholders, potential stockholders, the investment community and others;

         o the systems of internal controls established by the management and the Board of Directors; and

         o        the audit process.

The Audit Committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The functions of the Audit Committee also include recommending to the Board of Directors which firm of independent public accountants should be engaged by the Company to perform the annual audit, reviewing annually the Audit Committee Charter, approving certain other types of professional service rendered to the Company by the independent public accountants and considering the possible effects of such services on the independence of such public accountants. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. During 2001, the Audit Committee held four meetings. Each of the members of the Audit Committee attended all such meetings for the period they were members of the committee.

         Compensation Committee. During 2001, the Compensation Committee consisted of Messrs. Wilson (Chairman), Garrison and MacLennan. Effective June 30, 2002, as a result of Mr. MacLennan's resignation from the Board of Directors, the Compensation committee consists of Messrs. Wilson (Chairman) and Garrison. The functions of the Compensation Committee include making recommendations to the Board of Directors regarding compensation for executive officers of the Company and its subsidiaries. A separate subcommittee of the Compensation Committee, the Stock Option Subcommittee (consisting of Messrs. Wilson, Garrison and MacLennan during 2001 and of Messrs. Wilson and Garrison effective June 30, 2002), is responsible for all recommendations, reviews, modifications and approvals with respect to the 1995 Stock Option and Award Plan, the 1995 Employee Stock Purchase Plan and the 1996 Stock Option and Award Plan. During 2001, the Compensation Committee held two meetings. Each of the members of the Compensation Committee attended the meetings.

         Investment Committee. The Investment Committee consisted of Messrs. Sartain (Chairman), Garrison, Fulmer, Wilson, Hawkins, MacLennan and Bean during 2001 and, effective June 30, 2002, consists of Messrs. Sartain (Chairman), Garrison, Fulmer, Wilson, Hawkins and Bean. The functions of the Investment Committee include providing oversight and approval of prospective investments based on thresholds of risk exposure to the Company's balance sheet. During 2001, the Investment Committee held no meetings.

         Nominating Committee. The Nominating Committee presently consists of Messrs. Hawkins (Chairman) and Fulmer. The functions of the Nominating Committee include recommending to the Board of Directors those persons it believes should be nominees for election as directors. In this regard, the Nominating Committee considers the performance of incumbent directors in determining whether such directors should be nominated to stand for reelection. During 2001, the Nominating Committee held one meeting. Each of the members of the Nominating Committee attended the meeting.

         Under the Company's Bylaws, nominations of persons for election to the Board of Directors also may be made by stockholders as described under the caption "Annual Meeting Matters."

DIRECTOR COMPENSATION

         Directors of the Company who are not employees of the Company or any of its subsidiaries receive a retainer of $3,000 per quarter for their services as directors (from January 1, 2001 through December 31, 2001, each such director received an aggregate of $12,000 for such director's services as director for such period). Such directors also receive $1,000 plus expenses for each regular and special board of directors meeting attended, and $1,000 plus expenses for each meeting of any committee of the board of directors attended, and $500 per each telephonic meeting. Directors who are employees of the Company do not receive directors' fees.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation for services during each of the last three years for (1) the Company's Chief Executive Officer during 2001, and (2) the Company's other four most highly compensated executive officers during 2001 serving as such at the end of 2001:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                      ANNUAL COMPENSATION              SECURITIES
                                               ------------------------------------    UNDERLYING        ALL OTHER
              NAME AND PRINCIPAL POSITION        YEAR      SALARY ($)     BONUS ($)    OPTIONS (#)   COMPENSATION (1)($)
            -----------------------------      --------   ------------  -----------   -------------  -------------------
            James T. Sartain,............        2001       300,014            --        50,000           15,190
              President and Chief                2000       300,014       130,000        50,000           16,018
              Executive Officer                  1999       300,014            --            --           16,843

            Terry R. DeWitt,.............        2001       250,000            --        25,000            4,800
              Senior Vice President and          2000       250,000        80,640            --            5,040
              Co-President of FirstCity          1999       214,584       128,400            --            5,089
              Commercial Corporation

            G. Stephen Fillip,...........        2001       250,000            --        25,000            5,190
              Senior Vice President and          2000       250,000        83,400            --            5,310
              Co-President of FirstCity          1999       214,584        83,400            --            5,455
              Commercial Corporation

            Richard J. Vander Woude,.....        2001       275,000            --        25,000            4,950
              Senior Vice President,             2000       270,883        50,000        25,000            5,378
              General Counsel and
              Secretary                          1999       222,917        49,174            --            5,534

            Jim W. Moore.................        2001       250,000       125,000        25,000            5,190
              Senior Vice President and          2000       206,250       130,000            --           16,977
              President of FirstCity             1999       172,917        10,000            --            4,428
              Consumer Lending

----------

(1) With respect to Messrs. Sartain, DeWitt, Fillip, Vander Woude and Moore, the total amounts indicated under "All Other Compensation" for 2001 consist of (a) amounts contributed to match a portion of such employee's contributions under a 401(k) plan ("401(k) Match"), (b) excess premiums paid on supplemental life insurance policies ("Supplement Life") and (c) personal use of a business vehicle ("Auto"), and (d) amounts paid for moving expenses ("Other"). The following table details the amounts paid during 2001 for each of the categories:

                                      401(k)         SUPPLEMENT
          EXECUTIVE                  MATCH($)          LIFE($)          AUTO($)           TOTAL($)
------------------------------     ------------     ------------     ------------     ------------
James T. Sartain .............            4,500              690           10,000           15,190
Terry R. DeWitt ..............            4,500              300               --            4,800
G. Stephen Fillip ............            4,500              690               --            5,190
Richard J. Vander Woude ......            4,500              450               --            4,950
Jim W. Moore .................            4,500              690               --            5,190

STOCK OPTION AND PURCHASE PLANS AND 401(k) PLAN

         In October 1995, on the recommendation of the Stock Option Subcommittee of the Compensation Committee, the Board of Directors approved the grant of 229,600 stock options under the 1995 Stock Option and Award Plan. Of these options, 173,600 were granted to the Company's executive officers. The exercise price for all such options was equal to or greater than the fair market value of the underlying Common Stock at the date of grant. Therefore, the holders of the stock options will benefit from such options only when, and to the extent, the price of Common Stock increases after the grant of the option. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account the Company's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility. In October 1996, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 18,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers). In February 1997, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 95,200 stock options under the 1996 Stock Option and Award Plan Of these options, 46,200 were granted to the Company's executive officers. In September 1997, on the recommendation of the Stock Option Subcommittee, the Board of Directors approved the grant of 30,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers).

         At the Company's annual stockholders' meeting, held on April 24, 1996, the Company's stockholders approved (1) the 1995 Stock Option and Award Plan, which provides for the grant of up to 230,000 options to purchase Common Stock to plan participants (229,600 of which have been granted), (2) the 1996 Stock Option and Award Plan, which provides for the grant to plan participants of up to 500,000 options to purchase Common Stock and (3) the 1995 Employee Stock Purchase Plan, under which up to 100,000 shares of Common Stock may be made available for purchase by plan participants. Grants of options to purchase 15,473 shares of Common Stock have been granted to date. The 1996 Stock Option and Award Plan also provides for the grant of up to 50,000 performance shares to employees of the Company, to be awarded in the discretion of the Stock Option Subcommittee. The performance measure to be used for the purposes of granting the performance shares will be the extent to which performance goals are met, in addition to the factors of total stockholder return, return on equity, earnings per share and the ratio of operating overhead to operating revenue.

         Beginning January 1, 1994, the Company also initiated a defined contribution 401(k) employee profit sharing plan (the "401(k) Plan") in which the Company matches employee contributions at a stated percentage of employee contributions to a defined maximum. The Company contributed approximately $152,000, $263,000, $238,000 in 2001, 2000 and 1999, respectively, to the 401(k)
Plan.

OPTION GRANTS

         The following table sets forth certain information with respect to grants of stock options under the 1995 Stock Option and Award Plan and the 1996 Stock Option and Award Plan during 2001, to the Named Executive Officers. In addition, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full option terms. The Company granted no stock appreciation rights during 2001.

                                                                                                             POTENTIAL
                                                                                                        REALIZABLE VALUE AT
                                                   OPTION GRANTS IN 2001                                  ASSUMED ANNUAL
                                                     INDIVIDUAL GRANTS                                    RATES OF STOCK
                          ----------------------------------------------------------------------        PRICE APPRECIATION
                           NUMBER OF SHARES    PERCENT OF TOTAL     EXERCISE OR BASE                     FOR OPTION TERM(2)
                          UNDERLYING OPTIONS  OPTIONS GRANTED TO       PRICE (PER     EXPIRATION    ----------------------------
          NAME              GRANTED(#)(1)     EMPLOYEES IN 2001         SHARE)($)        DATE           5%($)          10%($)
-----------------------   ------------------  ------------------    ----------------  ----------     -----------     -----------
James T. Sartain ......          50,000             15.97%                3.06         12/2/2009              --              --
Terry R. DeWitt .......          25,000              7.99%                3.06         12/2/2009              --              --
G. Stephen Fillip .....          25,000              7.99%                3.06         12/2/2009              --              --
Richard J. Vander
  Woude ...............          25,000              7.99%                3.06         12/2/2009              --              --
Jim W. Moore ..........          25,000              7.99%                3.06         12/2/2009              --              --

----------

(1) The options granted to the above persons were granted as of December 20, 2001, at an exercise price of $3.06 (greater than fair market value of Common Stock on the date of grant). The shares of Common Stock underlying such option were 50% vested on the grant date, with the remaining 50% vesting in two equal, consecutive annual installments, commencing on the first anniversary of the grant date. Subject to the terms of the 1996 Stock Option and Award Plan, such option may be exercised to purchase all or any portion of such vested shares at any time prior to the termination thereof. The unexercised portions of such options, if any, terminate ten years from the grant date. Such options are non-transferable other than by will or the laws of descent and distribution. Under the 1996 Stock Option and Award Plan, the right to exercise options with respect to unvested shares may be accelerated in certain circumstances.

(2) As the weighted-average fair value of stock options granted during 2001 was $.99 on the grant date (compared to an exercise price of $3.06), there is no potential realizable value at assumed annual rates of stock price appreciation of 5% and 10% for the Option term. There can be no assurance that the assumed annual appreciation rates will be achieved.

OPTION EXERCISES AND YEAR-END VALUES

         The following table sets forth, for the Named Executive Officers, the number of shares of Common Stock underlying both exercisable and non-exercisable stock options held by such persons as of December 31, 2001, and the year-end values for unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of Common Stock. All such options were granted under the 1995 Stock Option and Award Plan and 1996 Stock Option and Award Plan. No options were exercised by the officers listed below during 2001.

                        AGGREGATED 2001 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

                                           NUMBER OF SHARES                 VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                          OPTIONS AT YEAR END                 AT YEAR END($)(1)
                                   -------------------------------     -------------------------------
             NAME                   EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------------     -------------     -------------     -------------     -------------
James T. Sartain .............            62,300            62,500                --                --
Terry R. DeWitt ..............            30,200            25,000                --                --
G. Stephen Fillip ............            30,200            25,000                --                --
Richard J. Vander Woude ......            18,750            31,250                --                --
Jim W. Moore .................            29,800            25,000                --                --

----------

(1) Calculated using the aggregate market value (based on December 31, 2001 stock price of $1.20 per share) of the shares of Common Stock underlying such options, less the aggregate exercise price payable.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for fiscal year 2001 is provided by the Compensation Committee of the Company's Board of Directors.

         General. Recommendations regarding compensation of the Company's executive officers are prepared by the Compensation Committee of the Board of Directors and are subject to the review, modification and approval of the Board, except that (1) the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation and (2) all such recommendations, reviews, modifications and approvals with respect to awards under the 1996 Stock Option and Award Plan are made solely by the Stock Option Subcommittee of the Compensation Committee.

         The Company's compensation program is designed to enable the Company to attract, motivate and retain high quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, the Company provides for competitive base salaries, annual variable performance incentives payable in cash for the achievement of financial performance goals, and long-term, stock-based incentives that strengthen the mutuality of interests between senior management and the Company's stockholders.

         Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), provides that no deduction for federal income tax purposes shall be allowed to a publicly held corporation for applicable employee remuneration with respect to any covered employee of the corporation to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1.0 million. For purposes of this limitation, the term "covered employee" generally includes the chief executive officer of the corporation and the four highest compensated officers of the corporation (other than the chief executive officer), and the term "applicable employee remuneration" generally means, with respect to any covered employee for the taxable year, the aggregate amount allowable as a federal income tax deduction for services performed by such employee (whether or not during the taxable year); provided, however, that applicable employee remuneration does not include, among other items, certain remuneration payable solely on account of the attainment of one or more performance goals ("performance based compensation"). It is the Company's general intention that the remuneration paid to its covered employees not exceed the deductibility limitation established by
Section 162(m). Nevertheless, due to the fact that not all remuneration paid to covered employees may qualify as performance-based compensation, it is possible that the Company's deduction for remuneration paid to any covered employee during a taxable year may be limited by Section 162(m).

         Salaries. Salaries for the year 2001 for each of the Company's executive officers, including its Chief Executive Officer, were determined based upon such officer's level of responsibility, time with the Company, contribution to the Company and individual performance. The evaluation of these factors was subjective, and no fixed, relative weights were assigned thereto.

         Bonuses. Messrs. Sartain, DeWitt, Fillip, Vander Woude and Moore were participants in a bonus plan in each of their respective business units. Messrs. Sartain, DeWitt, Vander Woude and Fillip were not eligible for bonuses paid in 2001. Mr. Moore participated in a bonus pool established for executive management of Drive.

         Stock Options. The Stock Option Subcommittee of the Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value, and the subcommittee has established a policy of awarding stock options each year based on the continuing progress of the Company as well as on individual performance.

         In 2001, the Stock Option Subcommittee recommended, and the Board of Directors approved, the grant of stock options for 275,500 shares of Common Stock under the 1996 Stock Option and Award Plan (217,000 were granted to the Company's executive officers). The exercise price with respect to all such grants was equal to or greater than the fair market value of the underlying Common Stock at the date of grant so that the holders of such options will benefit from such options only when, and to the extent, the price of Common Stock increases after such grant. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account the Company's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility.

         Compensation of the Chief Executive Officer. Recommendations regarding compensation of the Company's Chief Executive Officer are prepared by those members of the Compensation Committee, and are subject to the review, modification and approval of those members of the Board, other than the Chief Executive Officer. Such recommendations, reviews, modifications and approvals for 2001 were based on the Chief Executive Officer's level of responsibility, time with the Company, individual performance and significant contributions to the successful implementation of several important decisions that are expected to benefit the Company in future years, including the acquisition of various purchased asset portfolios.

                                                     THE COMPENSATION COMMITTEE
                                                     C. Ivan Wilson, Chairman
                                                     David W. MacLennan*
                                                     Robert E. Garrison II

---------

* Resigned as a Director of the Company effective June 30, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Wilson (Chairman), Garrison and MacLennan served as members of the Compensation Committee of the Board of Directors during 2001. Messrs. Wilson, Garrison and MacLennan served as members of the Stock Option Subcommittee of the Compensation Committee during 2001. Neither of Messrs. Wilson, Garrison nor MacLennan was an officer or employee of the Company or any of its subsidiaries during 2001 or any prior year. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors and compensation committee of any other company, nor has any such interlocking relationship existed in the past.

AUDIT COMMITTEE REPORT

         In this section below, we describe our financial and accounting management policies and practices.

         Composition. The Audit Committee of the Board of Directors is composed of three independent directors, as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee presently consists of Messrs. Bean (Chairman), Garrison and Wilson. The Board of Directors has adopted a written charter for the Audit Committee.

         Responsibilities. The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon.

         Review with Management and Independent Accountants. In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

          The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants, KPMG LLP, that firm's independence.

          Summary. Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

                                                     THE AUDIT COMMITTEE.
                                                     Richard E. Bean (Chairman)
                                                     C. Ivan Wilson
                                                     Robert E. Garrison II

AUDIT AND RELATED FEES

         Audit Fees. The aggregate fees billed by KPMG LLP for professional services for the audit of the Company's annual consolidated financial statements for the year 2001 and the review of the consolidated financial statements included in the Company's Forms 10-Q for the year 2001 were $210,500.

         Audit Related Fees. The aggregate fees billed by KPMG LLP for professional services related to the audit of the Company's annual consolidated financial statements for the year 2001 were $380,521. These services consisted primarily of audits of the Company's acquisition partnerships and audits of investment entities in Mexico.

         Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP for financial information systems design and implementation fees for the year 2001.

         All Other Fees. The aggregate fees billed by KPMG LLP for tax services for the year 2001 were $29,356.

         The Audit Committee has determined that the provision of services rendered above is compatible with maintaining KPMG LLP's independence.

EMPLOYMENT AGREEMENTS

         In 1999, FirstCity Commercial entered into employment agreements with Messrs. Terry R. DeWitt, G. Stephen Fillip and James C. Holmes. The term of each of these contracts runs to December 31, 2004. These contracts provide for salaries of $250,000, $250,000 and $200,000, respectively. Additionally, these contracts provide for the establishment of a bonus pool based on the annual net profits of Commercial before taxes and interest expense on the indebtedness of Commercial to the Company exceeding certain thresholds. Messrs. DeWitt, Fillip and Holmes participate in the benefit plans of the Company.

CUMULATIVE TOTAL STOCKHOLDER RETURN

         The following performance graph (the "Performance Graph") compares the cumulative total stockholder return on a share of Common Stock, based on the market price thereof, with

         o the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (US) (the "Nasdaq Market Index") prepared for Nasdaq by the Center for Research in Security Prices ("CRSP") and

         o the CRSP Financial Stocks Index (the "Nasdaq Industry Index") prepared for Nasdaq by CRSP for the period beginning on December 31, 1996 and ending on December 31, 2001. Cumulative total stockholder return is based on an annual total return, which assumes the reinvestment of all dividends for the period shown and assumes that $100 was invested on December 31, 1996 in each of Common Stock, the Nasdaq Market Index and the Nasdaq Industry Index. The Company has not declared any dividends during the period covered by the Performance Graph. The results shown in the Performance Graph are not necessarily indicative of future performance.

                              [PERFORMANCE GRAPH]

                           12/31/96    03/31/97     06/30/97     09/30/97    12/31/97    03/31/98   06/30/98   09/30/98   12/31/98
                           --------    --------     --------     --------    --------    --------   --------   --------   --------
Nasdaq Market                100.00       94.57       111.90       130.82      122.48      143.34     147.28     132.69     172.68

NASDAQ Financial Stocks      100.00      104.36       121.45       141.68      153.93      162.15     158.01     130.72     148.57

FirstCity Financial          100.00       74.14        96.55        87.93      104.74      104.31     100.00      55.17      44.61


                          03/31/99     06/30/99    09/30/99    12/31/99    03/31/00    06/30/00    09/29/00    12/29/00    03/31/01
                          ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Nasdaq Market                193.65      211.83      217.11      320.89      360.25      313.24      288.25      193.01      144.08

NASDAQ Financial Stocks      146.11      162.89      142.08      147.58      138.47      128.29      150.73      159.40      153.14

FirstCity Financial           34.37       18.97        5.17        9.48        8.19        6.47        6.57        5.82        4.31

                           06/29/01    09/28/01    12/31/01
                          ---------   ---------   ---------

Nasdaq Market                169.81      117.81      153.15

NASDAQ Financial Stocks      173.00      166.01      175.34

FirstCity Financial            4.83        6.03        4.14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company owns equity interests in various purchased asset portfolios through limited partnerships and limited liability companies ("Acquisition Partnerships") in which a corporate affiliate of the Company is the sole general partner or managing member, and the Company and other non-affiliated investors are limited partners or members. Certain directors and executive officers of the Company may also serve as directors and/or executive officers of the general partner or managing member, but receive no additional compensation from or on behalf of such general partner or managing member for serving in such capacity. The Company provides asset servicing to such Acquisition Partnerships pursuant to servicing agreements between the Company and such Acquisition Partnerships.

         Under a Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998, as amended (the "Right of First Refusal Agreement") among the Company, FirstCity Servicing Corporation, Cargill and its wholly owned subsidiary CFSC Capital Corp. II ("CFSC"), if the Company receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in loans, receivables, real estate or other assets located in the United States, Canada, Mexico, or the Caribbean in which the aggregate amount to be bid exceeds $4 million, the Company is required to follow a prescribed notice procedure pursuant to which CFSC has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through an Acquisition Partnership formed by the Company and Cargill (or an affiliate). The Right of First Refusal Agreement does not prohibit the Company from holding discussions with entities other than CFSC regarding potential joint purchases of interests in loans, receivables, real estate or other assets, provided that any such purchase is subject to CFSC's right to participate in the Company's share of the investment. The Right of First Refusal Agreement further provides that, subject to certain conditions, CFSC will bear 50% of the due diligence expenses incurred by the Company in connection with proposed asset purchases. The Right of First Refusal Agreement is a restatement and extension of a similar agreement entered into among the Company, certain members of the Company's management and Cargill in 1992. The Right of First Refusal Agreement has a termination date of January 1, 2003.

         The Company has loans receivable, totaling $18.6 million at December 31, 2001, made to certain Acquisition Partnerships located in Mexico. These loans are at fixed rates ranging from 19% to 20%, with default provisions allowing for rates from 23% to 30%. The Company also has a loan receivable ($1.2 million at December 31, 2001) to a domestic Acquisition Partnership bearing interest at Prime plus 7%. Payments on these notes are dependent upon proceeds from the resolution of Portfolio Assets held by the Acquisition Partnerships.

         During the first quarter of 2001, the Company sold 35% of its equity interest in a domestic Acquisition Partnership to CFSC for $7.0 million resulting in a gain of $3.1 million. In the third quarter of 2001, the Company sold all of its interest in another domestic Acquisition Partnership to CFSC for $.6 million resulting in a gain of $.2 million.

         During 2000, Cargill provided the Company with a $30 million credit facility (increased to $35 million in August 2002), which matures in March 2003. Borrowings under such facility bore interest at LIBOR plus 4.5% and were secured by investments in Acquisition Partnerships. As of December 31, 2001, outstanding borrowings under such facility were $27.4 million. Jeffery D. Leu, a director of the Company, is an officer of certain affiliates of Cargill. The Company believes that the terms of this credit facility are generally as favorable to the Company as the terms it would receive from an independent third party.

         During 1999, Cargill provided the Company with a $9.6 million credit facility, which matures in January 2003. Borrowings under such facility bore interest at LIBOR plus 5% and were secured by the stock of Bosque Asset Corporation and the proceeds of the class F and UR certificates held by FirstStreet Investment, LLC. As of May 18, 2001, outstanding borrowings under such facility were $7.6 million. The Company believes that the terms of this credit facility are generally as favorable to the Company as the terms it would receive from an independent third party.

         Pursuant to a noncancellable operating lease, the Company leases the office space for its principal executive offices in Waco, Texas from a trust created for the benefit of the children of James R. Hawkins, the Chairman of the Board of the Company. This lease expires in December of 2001 and contains an option in favor of the Company pursuant to which the Company may renew the lease for two additional five-year periods, with escalating lease payments. Rental expenses under such lease for calendar year 2001 were $90,000. The Company believes that the terms of such lease are generally as favorable to the Company as the terms it would receive from an independent third party.

         At March 15, 2002, Terry R. DeWitt, the Co-President of FirstCity Commercial, had indebtedness with the Company in the amount of $125,000. The largest amount of indebtedness outstanding at any time during 2001 was $132,000. Such indebtedness is unsecured and bears interest at the rate of 5% annually. Repayment of such indebtedness is expected from future performance bonuses from the Company. To the extent such repayment from performance bonuses does not meet the amounts due under this indebtedness, the difference between the amount due and the amount repaid from performance bonuses will be forgiven. If employment is terminated during the term, the remaining amount due will not be forgiven.

  PROPOSAL II - RATIFICATION AND APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed KPMG LLP ("KPMG") to serve as independent certified public accountants for the Company and its subsidiaries for fiscal year 2002. It is intended that such appointments be submitted to the stockholders of the Company for ratification at the Annual Meeting. KPMG has served as the Company's auditors since October 27, 1995 (on which date KPMG was so appointed by the Board of Directors, which appointment was recommended by the Board's Audit Committee) and has no investment in the Company or its subsidiaries.

         Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

         It is expected that representatives of KPMG will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

         THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" KPMG AS CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2002.

                             STOCKHOLDERS' PROPOSALS

         Pursuant to the Exchange Act, and regulations under the Exchange Act, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at an annual meeting of the stockholders. Proposals intended to be presented at the annual meeting to be held in 2003 must be received at the Company's principal executive offices no later than August 14, 2003. Such proposals should be addressed as follows:
FirstCity Financial Corporation, P.O. Box 8216, Waco, Texas 76714, Attention:
Secretary.

         Stockholder proposals submitted outside of the Securities and Exchange Commission's procedures for including such proposals in the Company's proxy must be mailed or delivered to the attention of the Secretary at the address above and must, in the case of a proposal with respect to the annual meeting to be held in 2003, be received by the Company no later than August 14, 2003. The proposal must comply in all respects with the requirements set forth in the Company's bylaws, and the Board of Directors may reject any proposal not made in accordance with these requirements. A copy of these requirements is available upon request from the Secretary of the Company at the address set forth above.

         With respect to nominations of one or more persons for election as directors, written notice of the stockholder's intent to make such nomination(s), which notice must comply in all respects with the requirements therefor set forth in the Company's bylaws, must be mailed or delivered to the attention of the Secretary at the address above and must be received by the Company no later than thirty days, and no sooner than sixty days, prior to the date of the 2003 annual meeting of stockholders or, if such annual meeting is not publicly announced at least forty days prior to the date of such annual meeting, no later than the close of business ten days after the date of such public announcement. The nomination must be made in accordance with the provisions in the Company's bylaws, and if the presiding officer of the annual meeting determines that the nomination does not comply with the provisions, he may cause the nomination to be disregarded. A copy of the nomination provisions is available upon request from the Secretary of the Company at the address set forth above.

                                  OTHER MATTERS

         Management does not presently know of any matters which may be presented for action at the Annual Meeting other than those set forth herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxies solicited by Management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.


                                           By Order of the Board of Directors,

                                           /s/ Richard J. Vander Woude

November 19, 2002                          Richard J. Vander Woude
                                           Secretary

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                        FIRSTCITY FINANCIAL CORPORATION

                               DECEMBER 17, 2002


                Please Detach and Mail in the Envelope Provided

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

1. To elect seven directors, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

                               FOR        WITHHELD
                               [ ]          [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

NOMINEES:
James R. Hawkins
C. Ivan Wilson
James T. Sartain
Richard E. Bean
Dane Fulmer
Robert E. Garrison II
Jeffery D. Leu

2. To ratify the Board of Directors' appointment of KPMG LLP ("KPMG") as independent certified public accountants for the Company and its subsidiaries for fiscal year 2002.

                        FOR       AGAINST        ABSTAIN
                        [ ]         [ ]            [ ]

Please complete, sign, date and return promptly the enclosed proxy in the envelope provided.


Signature(s)                     Signature(s)                     Date
            --------------------             --------------------     ---------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                        FIRSTCITY FINANCIAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 17, 2002

     The undersigned hereby appoints James T. Sartain and Richard J. Vander Woude, jointly and severally, as proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") of FirstCity Financial Corporation, a Delaware corporation (the "Company"), to be held at Ridgewood Country Club, 7301 Fish Pond Road, Waco, Texas 76714, on Tuesday, December 17, 2002, at 9:00 a.m., local time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2002.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)